CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Samantha Cohen
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS FOURTH QUARTER AND YEAR END RESULTS

New York, NY, April 2, 2008 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its financial results for the fourth quarter and fiscal year ended February 2, 2008. The fiscal 2007 reporting periods presented and discussed below contain 13 and 52 weeks. The corresponding periods of fiscal 2006 contain 14 and 53 weeks. Comparable store sales calculations do not include the additional week.

The following results for the fourth quarter and fiscal year in the current and prior year periods include Bailey Banks & Biddle and Congress since the date of acquisition in November 2007 and November 2006, respectively. In addition, the results for the fourth quarter and fiscal year in the current and prior year periods exclude from continuing operations the results from discontinued Macy’s, Belk’s and Parisian stores closed in fiscal 2006 and 2007, which have been classified as discontinued operations in accordance with generally accepted accounting principles (GAAP).

Fourth Quarter Results

Sales for the fourth quarter increased 24.0% to $383.1 million compared to $309.0 million in the comparable period of 2006. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, contributed sales of $145.9 million for the fourth quarter, as compared to $51.6 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the fourth quarter decreased 6.4% on a continuing operations basis.

For the thirteen weeks ended February 2, 2008, the Company reported income from continuing operations of $13.4 million, or $1.43 per diluted share, compared to $12.2 million, or $1.31 per diluted share, in the fourteen week fourth quarter of fiscal 2006. The thirteen weeks ended February 2, 2008 includes a pre-tax non-cash charge of $3.0 million, or $0.20 per diluted share, for the impairment of goodwill at our Congress specialty jewelry store division. Excluding this charge, income from continuing operations would have been $15.3 million and income per diluted share $1.63 for the current quarter, which compares to the Company’s guidance of diluted earnings per share in the range of $1.50 to $1.60.

Income from operations before depreciation and amortization expenses (EBITDA) for the fourth quarter totaled $38.4 million, compared to $30.1 million in the prior year period. Excluding the goodwill impairment, EBITDA for the fourth quarter this year would have been $41.4 million. See Reconciliation of EBITDA in the attached tables.

Income from discontinued operations for the fourteen weeks ended February 3, 2007 totaled $4.0 million, or $0.42 per diluted share and net income on a consolidated basis including discontinued operations totaled $16.2 million, or $1.73 per diluted share. There were no discontinued operations in the fourth quarter of the current year.

Fiscal Year Results

On a continuing operations basis, fiscal 2007 sales increased 13.1% to $835.9 million compared to $739.0 in fiscal 2006. Specialty jewelry stores contributed sales of $223.8 million in 2007 as compared to $108.2 million in 2006. Comparable store sales in 2007 decreased 1.4% on a continuing operations basis. Including discontinued stores, comparable store sales in 2007 decreased 1.0%.

For fiscal 2007, the Company reported a loss from continuing operations of $10.3 million, or $1.13 per share, compared to a loss of $8.0 million, or $0.89 per share, for fiscal 2006. As noted above, fiscal 2007 includes a pre-tax non-cash charge of $3.0 million, or $0.20 per diluted share, for the Congress goodwill impairment. Excluding this charge, the loss from continuing operations would have been $8.5 million, or $0.93 per share. EBITDA for fiscal 2007 totaled $30.0 million, compared to $24.3 million in the prior fiscal year. Excluding the goodwill impairment, EBITDA for the current fiscal year would have been $33.0 million.

Income from discontinued operations for fiscal 2007 totaled $0.2 million, or $0.03 per share, compared to income of $12.5 million, or $1.38 per share, in the prior fiscal year period. For fiscal 2007, the Company reported a net loss on a consolidated basis including discontinued operations of $10.0 million, or $1.10 per share, compared to net income of $4.4 million, or $0.49 per share, in the prior fiscal year period. Excluding the goodwill impairment in fiscal 2007, the net loss would have been $8.2 million, or $0.90 per diluted share.

Arthur E. Reiner, Chairman and Chief Executive Officer of Finlay Enterprises, Inc. commented, “Our business was clearly impacted by a difficult retail environment during the past holiday season. For the first two months of fiscal year 2008, we’ve had a decrease in comparable store sales of approximately 5%, but have continued to manage our inventory in a disciplined manner, as reflected in a 5% decrease as compared to the prior year period. Additionally, we are responsibly controlling expenditures to maximize cash flow as we navigate our business through a challenging economy. We remain excited about the opportunities to further expand and diversify into the luxury jewelry store sector and intend to remain focused on optimizing our leased department store business during a period of consolidation.”

Fiscal 2008 Outlook

Effective with 2008, the Company will no longer provide quarterly sales or earnings guidance. The Company will continue to report sales and earnings quarterly and to provide sales and earnings guidance on an annual basis.

For fiscal 2008, the Company projects consolidated comparable store sales will be approximately flat to positive 1% for the year. In the licensed business, comparable store sales are expected to be in the range of negative 0.5% to positive 1%. For the specialty stores, the Company expects an increase in comparable store sales in the low-to-mid single digit range. Comparable store sales will not include sales from Bailey Banks & Biddle until fiscal 2009. In 2008, the Company plans to open 10 new doors and close 15 doors, not including the 94 Macy’s North and Northwest departments and the 47 Lord & Taylor departments which are scheduled to close at the end of the fiscal year. Included in the openings are four Carlyle stores and two Bailey Banks & Biddle stores.

The Company currently anticipates sales for fiscal 2008 to be approximately $1.0 billion. The specialty jewelry stores are projected to achieve sales in fiscal 2008 of approximately $400 million to $410 million. Projected EBITDA for the fiscal year is expected to be in the range of $33 million to $35 million. With an estimated LIFO charge of approximately $10 million, EBITDA on a FIFO basis is expected to be in the range of $43 million to $45 million. These EBITDA estimates include $1.6 million for severance, as described below.

The Company anticipates total one-time charges of $3.7 million, or $0.25 per share, associated with the Macy’s and Lord & Taylor store group closings. The one-time charges are expected to be comprised of $1.6 million for severance and $2.1 million for accelerated depreciation.

For fiscal 2008, the Company projects a net loss per share in the range of $1.40 to $1.60. Excluding the severance and accelerated depreciation charges, net loss per share is projected to range from $1.15 to $1.35.

The Company projects significant reductions in asset inventory primarily as a result of the store closures and therefore expects to generate free cash flow in the range of $20 million to $25 million. This is expected to result in a reduction in the Company’s year end revolver position to approximately $200 million to $205 million in borrowings. The expected revolver position compares to $224 million at the end of fiscal 2007, at which time the excess availability on its revolving credit facility totaled $144 million. The forecasted peak on the revolving credit facility in fiscal 2008 is approximately $360 million. At the low point of availability on the line, the Company projects having approximately $50 million in excess capacity.

Conference Call

The Company’s management will host a conference call to review results and answer questions. The conference call will be held today, April 2, 2008, at 10:00 a.m. Eastern Time. A live broadcast of the call will be available on the Company’s website http://www.finlayenterprises.com and will remain available for approximately 90 days.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States and achieved sales of $835.9 million in fiscal 2007. The number of locations at the end of fiscal 2007 totaled 793, including 69 Bailey Banks & Biddle, 32 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

- financial tables follow -

FINLAY ENTERPRISES, INC.
Consolidated Statements of Operations and other information
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Fourteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	February 2, 2008		February 3, 2007		February 2, 2008		February 3, 2007
Sales	$383,099	100.0%	$308,984	100.0%	$835,892	100.0%	$739,021	100.0%
Cost of sales	211,585	55.2	166,050	53.7	455,664	54.5	392,012	53.0
Gross margin	171,514	44.8	142,934	46.3	380,228	45.5	347,009	47.0
Selling, general and administrative expenses	130,069	34.0	112,819	36.5	347,255	41.5	322,676	43.7
Depreciation and amortization	4,687	1.2	3,876	1.3	15,545	1.9	14,756	2.0
Impairment of goodwill	3,009	0.8	-	-	3,009	0.4	-	-
Income (loss) from operations	33,749	8.8	26,239	8.5	14,419	1.7	9,577	1.3
Interest expense, net	11,333	3.0	6,531	2.1	30,586	3.6	23,377	3.2
Income (loss) from continuing operations before income taxes	22,416	5.8	19,708	6.4	(16,167)	(1.9)	(13,800)	(1.9)
Provision (benefit) for income taxes	8,972	2.3	7,490	2.4	(5,882)	(0.7)	(5,751)	(0.8)
Income (loss) from continuing operations	13,444	3.5	12,218	4.0	(10,285)	(1.2)	(8,049)	(1.1)
Discontinued operations, net of tax (1)	-	-	3,959	1.2	236	-	12,457	1.7
Net income (loss)	$13,444	3.5%	$16,177	5.2%	$(10,049)	(1.2)%	$4,408	0.6%

Income (loss) from continuing operations per share applicable to common shares:
- Basic net income (loss) per share	$1.47		$1.35		$(1.13)		$(0.89)
- Diluted net income (loss) per share	$1.43		$1.31		$(1.13)		$(0.89)

Discontinued operations:
- Basic net income per share	$-		$0.44		$0.03		$1.38
- Diluted net income per share	$-		$0.42		$0.03		$1.38

Net income (loss) per share applicable to common shares:
- Basic net income (loss) per share	$1.47		$1.79		$(1.10)		$0.49
- Diluted net income (loss) per share	$1.43		$1.73		$(1.10)		$0.49

Weighted average share and share equivalents outstanding:
- Basic	9,143,575		9,036,847		9,102,601		9,016,730
- Diluted	9,372,221		9,367,797		9,102,601		9,016,730

Other information: EBITDA (2)	$38,436		$30,116		$29,964		$24,333

Reconciliation of EBITDA:
Income (loss) from operations	$33,749		$26,239		$14,419		$9,577
Add: Depreciation and amortization	4,687		3,876		15,545		14,756
EBITDA	$38,436		$30,115		$29,964		$24,333

1) Included in discontinued operations for the fifty-three weeks ended February 3, 2007 are pre-tax charges totaling $4.3 million associated with severance for field personnel and accelerated depreciation.

2) EBITDA, a non-GAAP financial measure, represents income (loss) from operations before depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements. EBITDA should not be construed as a substitute for net income or cash flow from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Finlay’s operating performance, financial position and cash flow as EBITDA is not defined by generally accepted accounting principles. Finlay has presented EBITDA, however, because it is commonly used by certain investors to analyze and compare companies on the basis of operating performance and to determine a company’s ability to service and/or incur debt. Finlay’s computation of EBITDA may not be comparable to similar titled measures of other companies.

FINLAY ENTERPRISES, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	February 2, 2008 (1)	February 3, 2007
Assets

Cash	$5,358	$2,415
Accounts receivable	13,793	26,271
Inventory	611,488	430,479
Other current assets	8,826	6,670
Total current assets	639,465	465,835

Fixed assets, net	70,192	54,993
Other assets	27,431	16,526
Total assets	$737,088	$537,354

Liabilities and Stockholders’ Equity

Short-term borrowings	$224,231	$45,876
Accounts payable	110,475	85,053
Other current liabilities	82,003	75,433
Total current liabilities	416,709	206,362
Long-term debt	200,000	200,000
Deferred income taxes and other non-current liabilities	6,871	8,763
Total liabilities	623,580	415,125
Total stockholders’ equity	113,508	122,229
Total liabilities and stockholders’ equity	$737,088	$537,354

1)  The balance sheet as of February 2, 2008 includes the assets and liabilities of Bailey Banks & Biddle, which was acquired on November 9, 2007.

###